Q1 2009 NIKE, Inc.
Earnings Release Conference Call Transcript

Operator: Good afternoon everyone. Welcome to Nike's fiscal 2009 first quarter conference call. For those who need to reference today's press release, you'll find it at www.nikebiz.com. Leading today's call is Pamela Catlett, Vice President, Investor Relations.

Before I turn the call over to Miss Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including Forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at once orders, change rate fluctuations, order cancellations and discounts which may vary significantly from quarter to quarter. In addition, it is important to remember a significant portion of NIKE Incorporated's business including equipment, most of Nike Retail, NIKE Golf, Cole Haan, Converse, Hurley, and Umbro are not included in these future numbers.

Finally, participants may discuss non-GAAP financial measures. The presentation of comparable GAAP measures and quantitative reconciliations are found at Nike's website. This call might also include discussion of non-public financial and statistical information which is also publicly available at that site, www.nikebiz.com. Now I would like to turn the call over to Pamela Catlett, Vice President, Investor Relations.

Pamela Catlett: Thank you and good afternoon everyone. Thank you for joining us today to discuss Nike's fiscal 2009 first quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. A comparative presentation of reconciliations between GAAP and non-GAAP reported items can be found in our press release which as you know was issued about an hour ago and can be found on our website nikebiz.com.

Joining us on today's call will be NIKE, Inc. CEO, Mark Parker; followed by Charlie Denson, President of the Nike Brand; and finally you will hear from our Chief Financial Officer, Don Blair who will give you an in-depth review of our financial results. Following their prepared remarks, as usual we will take your questions and as many of you know, we would like to allow as many of you to ask questions as possible in the allotted time.

Consequently we would appreciate you focusing your initial questions to two and in the event you have additional questions, please do re-queue if others do not cover them. With that, thank you very much for your cooperation and it is now my pleasure to introduce NIKE, Inc. CEO, Mark Parker.

Mark Parker: Thanks Pam, and welcome everybody to the first quarter earnings call for fiscal year 2009. Q1 again demonstrated the strength of our brands and our business. We continue to gain share in key markets and deliver growth in revenue and profitability. That said, we're not stopping to celebrate and we're not complacent and we're clear on what is needed to deliver our goals through fiscal year '09 and beyond.

Let's go to the numbers first. NIKE, Inc. revenue was up 17% to $5.4 billion. That's 28 consecutive quarters of year-over-year growth.

Gross margins are up 240 basis points. Reported global futures are up 10% which marks 31 consecutive quarters of futures increases. And diluted EPS was down 8% from Q1 '08, influenced by onetime tax benefits that contributed to $20.20 per diluted share last year.

As I have said in the past, Nike will continue to invest in growth opportunities that offer the greatest potential for return. These Q1 results are in line with our ability to leverage those investments, our brands and our resources across the portfolio.

We can't talk about results or opportunity without considering the broader environment. While there is financial uncertainty in some sectors, our results continue to warrant confidence in the power and flexibility of our businesses.

We recognize the impact of prices, inflation and currency fluctuations and we realize that no one is immune; all of which reinforces my commitment to our simple and consistent strategy -- manage for continued growth by leveraging the competitive advantages that we control; namely innovation, focus, and consumer relevance. Innovative product is at the core of Nike and practically speaking, it is where consumers cast their vote on your brand.

We landed in Beijing with new footwear and apparel for all 28 Olympic sports. We launched Flywire technology in the Hyperdunk and Zoom Victory spike. We launched Lunarlite cushioning in the Lunar Racer. We launched new Swift apparel and we're seeing consumers all over the world embrace these innovations and others.

By any objective analysis, we lead in product innovation in our industry and we will keep that front and center going forward always. Seeing that innovation become reality, a profitable reality requires focus today more than ever; focus on maximizing the potential for growth, focus on leveraging our SG&A and other resources and focus on creating value for shareholders.

We're just coming off a summer that created tremendous global excitement in sports and we're moving into the season of championships and team sports. That puts Nike in a great position to move through the year capitalizing on that energy.

We're also focused on leveraging our resources across the portfolio. Our supply chain is one of Nike's greatest competitive advantages. Lean manufacturing, material sourcing, digital efficiencies, it all helps us get the right products to the right places at the right time at the right price and that is good for our consumers, our retailers, and certainly our gross margins.

Of course we focus on deploying capital thoughtfully and returning cash to shareholders. Over the last 10 years, we have repurchased $5.5 billion of stock. As we complete our current $3 billion program, we will begin a new $5 billion repurchase program over the next four years.

I can assure you that this management team is focused on leveraging the entire Nike portfolio to meet our goal of $23 billion in revenue by the end of fiscal year 2011. We are relevant with consumers because we understand each other. They know we create innovative products and experiences, they value that performance and authenticity and that's why we continue to gain market share.

That's why we've reclaimed our rightful spot atop the running category. When I look at China and the Beijing Olympics, I see a great example of how Nike leverages our innovation, focus and consumer relevance. I've spent a lot of time in China before and during the Olympics.

I have never been more impressed with our ability to execute on all levels. Our products were the most compelling and advanced. Our stories and messages were inspiring and our Nike stores did more than just set sales records. They were destinations for hundreds of thousands of Chinese consumers.

By every measure, the Olympic Games achieved its promise for China, for sport and for Nike. We were the clear winner in Beijing and the choice of Chinese consumers. More importantly now that the torch has been extinguished, the deep consumer connections and experiences we built set the stage for a strong sustained long-term growth in China.

And what's happening in China right now is happening in every emerging market for Nike around the world including Brazil, India, Turkey and Russia. People are embracing Nike as the authentic leader in sports.

But it's not all about the Nike Brand at the Olympics. Our affiliate businesses also delivered a strong first quarter as they continue to grow and become a larger part of the NIKE, Inc. portfolio.

Converse continues to deliver exceptional results. Revenue was up 32%. Our ONE Star product in Target is performing beyond our expectations and inventory is lean and the business is executing extremely well.

Hurley is gaining some serious top and bottom-line momentum. Revenue was up 38%, the biggest quarter ever for Hurley. The brand really showed its strength at the recent Action Sports Retailer Show in San Diego. Action sports as you know, is one of the fastest-growing segments in our industry and with our NIKE, Inc. portfolio, specifically Hurley, Converse and the Nike Brand; we're well-positioned to go after that growth.

In total our ongoing affiliate business has posted overall revenue growth of 20% and pretax income growth of 19%. So growing revenue, market share and gross margins, growing futures, growing brands, I think this shows the power of leadership and a sound strategy in our industry.

I know what Nike needs to do to grow. It's the same thing our industry needs to do and that is obsess on the consumer.

They give us the insights we need to drive innovation in everything we do. Product creation, assortment planning, merchandising, all the way through the retail experience. Everything is always sharper when we stay connected to the consumer.

And we connect with consumers through our category offense, a strategy Nike got out in front of early and is now accelerating. It is the key to the innovation, focus and relevance I mentioned earlier and it's driving the work we're doing with our retail partners, segmenting and differentiating our brand and their stores in the marketplace.

I believe the future of our industry is based on a more intimate relationship with this category based consumer and NIKE, Inc. is able to create and realize that future better than any other company. We have never been more sharply focused and as deeply aligned as we are right now.

Our ability to leverage our assets and core competencies across our portfolio of brands gives us the flexibility to continue to invest in new opportunities whether it's a new technology, a new category or a new brand. I see tremendous potential throughout our industry and as the leader, we're clear and confident in how to turn that potential into real growth and value for our shareholders. And we will continue to do so. So now here's Charlie with some more news on the Nike Brand.

Charlie Denson: Thanks Mark. Good afternoon everyone. Well, the Nike Brand is off to a solid start for fiscal year '09. It's been an amazing summer, our little summer of sport and we have been busy.

We started with the NBA finals where Paul Pierce led the Boston Celtics to their first title in 22 years. We watched Tiger's amazing Monday playoff win at the U.S. Open and then Cesc Fabregas and Fernando Torres led Spain to their first Euro title in 44 years.

Rafael Nadal and Roger Federer put on the greatest show ever at Wimbledon. It put tennis back on the front page and it took Rafa to the number one ranking in the world only to be followed by Roger's U.S. Open title, his 13th Grand Slam victory and just one short of tying Pete Samaras’ record. And of course, the biggest show on earth, the Beijing Olympics.

We had a heck of a summer for ourselves as well. On the quarter, the Nike Brand generated record revenue of $4.8 billion up 18%. Every region increased revenue. Global footwear was up 19% and global apparel was up 18% and all six of our key categories saw revenue increases year-over-year. So a really solid performance by the Nike Brand in the first quarter.

I'm very confident in our ability to build on the success of Q1 and I will give you three reasons why. First, our category offense. As Mark said, it's at the center of our growth strategy for the brand and we're just beginning to see the depth of its true potential. Let's take running for an example.

18 months ago, Nike held a number of two or three spots around the world with the core competitive runner; respectable for most, but unacceptable for Nike. By diving deep and focusing exclusively on the performance-minded runner, we generated strong revenue increases across all product platforms in all regions.

Revenue from the running experience in NikeTown in New York is up 45%. And we held a little 10-K run we called The Human Race. Over 800,000 people showed up. It was the biggest running event in history and something only Nike could do.

We've created some real energy in running and we did it by connecting completely with the athlete. It was all enabled by Nike+ which starts to give you a sense of the importance of social networking as part of our brand experience. That's the category offense at work. We are applying that same intensity to all six of our key categories.

Okay, confidence builder number two. It's retail. We're getting a really clear view of how to change the game in retail and we're starting to see results in stores now.

Our retail revenues are up 18% around the world and in the U.S. we saw a 6% increase in comp store sales for in-line stores. I just mentioned the running experience in New York but you'd also have to add the Bootroom in NikeTown London where revenues are up 40%.

And on the digital side, e-commerce and customization continue to grow. There's more on retail, but I'm going to come back to that in a minute.

Finally, let me tell you a little bit about Beijing. This was by far our most successful single event ever on multiple fronts. The presence and messaging of the Nike Brand was the best I've ever seen.

Chinese consumers really connected with what Nike is all about -- innovation, authenticity, individuality, a passion for sports. They did really get it. And we set sales records in stores all over China.

In fact, I was in our store on Wan Fu Jing Road road in Beijing. It was so crowded I couldn't even see the floor. These Olympic Games were the most watched Olympics in history and so our investment in Beijing is paying off, not just in China but it is impacting our business all over the world.

One last thing on Beijing. I mentioned about eight months ago that this Olympics had the potential to re-ignite basketball around the world. I think that's exactly what happened.

We saw the best basketball tournament ever played. It was a global tournament and it had global stars; great for the game and great for Nike. It was a microcosm of what is going on with basketball worldwide. And by the way, eight out of every 10 players on every team, men's and women's, were wearing Nike shoes. I can confidently say that we now have two global team sports, soccer and basketball, and we lead in both.

Okay, real quick let's look at the regions. Starting with the U.S., the region performed extremely well on a very tough retail environment. Futures are up and our total revenue is up 8%. Our retail revenues increased 16%.

We saw very strong performances in running, action sports and basketball. Apparel revenue increased 9% with strong advances in training apparel and double-digit growth in both running and basketball apparel. Sportswear apparel remains a work in progress.

We are excited about the response to our new Mercer Street store in New York City. It is a great example of sportswear as a brand extension to our authentic category positioning.

We see a lot of momentum and a rising average selling price. Consumers are embracing our new technologies and the benefits that they're providing.

Overall, there's a lot of visible growth opportunity in the U.S. Consumers are a bit cautious but they are passionate about those products and brands that deliver exceptional performance. We continue to be the brand of choice.

Over in Europe and EMEA, we're off to a strong start with football and running the leading the way into the future. On a constant dollar basis, revenue was up 5% as we continue to grow in the key countries.

In Germany and the Alpine countries, revenues were up 11% which speaks well to our strategy at the European championships. Turkey and Russia are up over 30% and in the UK, our revenues climbed 5%.

We're seeing some tough economic conditions in Spain, Italy and France where we're staying focused on connecting with consumers and managing our distribution and our inventories. In the Americas region, first quarter revenues grew by 19% and futures are up 24%. Football, running, women's training and sportswear all had strong double-digit growth.

Brazil, after taking over the previously licensed apparel business, our football apparel business is up over 60% and our sportswear continues to sell well. There's lots of momentum building in the Americas.

And then finally back to Asia, revenue was up 26% including growth in every major country in the region. Japan continues to trend up with revenue growth of 2% and futures are up at 4%. And in China, revenue increased over 50%. I have already talked about the Olympics but just in case I haven't convinced anyone yet of our success and staying power in China, I'll just say one more thing. Our futures orders there are up nearly 50%.

Okay, so let's go back to retail. Our strategy here is based on one thing -- that Nike Retail is a mirror of the Nike Brand. But it's not about doors. It's about experiences.

The Nike Brand always leads with innovative product and that pipeline has the best product we have ever seen. Flywire technology alone is going to reset the standard of performance in multiple categories. That is a compelling story.

The Nike Brand is all about this category focus. Any retail execution we do will be driven through the lens of core consumers in our six key categories. And the Nike Brand creates a sense of community.

You heard Mark talk about that consumer, how relevant it is to the consumer. Community is a big part of it. Put those together and you get the running experience of NikeTown New York or you get the Bootroom in London. You get a category focus that drives the entire consumer experience all the way through retail.

These are the advantages we bring to our retail destinations and to our wholesale partners. This is how we define and scale new concepts and we will continue to invest in the people, the processes and the structures necessary to create distinction and separation for the Nike Brand.

So Q1 is in the books. We exceeded expectations because we put more innovative product into the market and we got the product to more people all over the world than ever before.

Our brand is strong and we are laser focused on leveraging resources and managing our business well to deliver long-term sustainable growth. These are the reasons we feel confident that we can continue to deliver results in these interesting times. So now here is Don to give you the details on our financial performance.

Donald Blair: Thanks Charlie. Well as you have heard from my colleagues, we think Q1 was a great start to fiscal 2009. All of our brands posted higher revenues for the quarter and our gross margin grew 240 basis points.

While first quarter earnings per share declined as a result of planned SG&A investments, and the comparison to last year's onetime tax benefit, we're right where we expected to be at this point in the year. On balance, we're very happy with the strength of our brands and the performance of our businesses.

Over the past several years, you've often heard me talk about our commitment to investing for the future while also delivering growth in revenue, earnings and cash flow. In the dynamic global environment in which we compete, our focus on managing all of the levers of the NIKE, Inc. P&L and balance sheet has allowed us to achieve that goal and is a strength we believe distinguishes our Company.

To paraphrase Mark, today's results reflect our ability to leverage our investments. We have invested in our brands to drive topline growth and we posted double-digit revenue growth on a constant currency basis. We have invested in emerging markets. In this quarter China grew over 50%, Russia grew over 40% and Brazil grew 30%.

We have invested in our multi-brand portfolio and revenues from our continuing Other businesses are up almost 20%. We've invested in our supply chain to optimize our efficiency and our gross margins grew strongly despite Asian cost pressures and we have invested in Nike Brand retail which grew 14% in constant dollars highlighted by a 6% increase in comp store sales for in-line stores.

In short, revenue's up, futures are up, gross margins are strong and consumers continue to seek the Nike Brand experience around the world. In today's environment, managing our business to invest for the future and deliver growth today means we remain relentlessly focused on healthy topline growth, keeping our inventories tight and driving a more rigorous focus on cost management throughout the organization. We think we have made the right investments and we will continue to leverage them to fuel our growth.

We do not know where every macroeconomic variable will land, but we do know that if we stay focused on the levers we can control, we will put ourselves in the best possible position to deliver our financial goals for this year and into the future. Now onto the quarter.

In Q1 NIKE, Inc. revenue grew 17% to over $5.4 billion. Currency changes contributed about seven points of that growth. Excluding currency changes, Nike Brand revenues grew 11%.

On a currency neutral basis, Nike Brand footwear and apparel futures orders scheduled for delivery from September 2008 through January 2009, grew 9% up from 8% growth on our last call and driven by accelerated growth in orders for U.S. footwear. Diluted earnings per share for the quarter declined 8% to $1.03 reflecting SG&A investments this year and comparison against last year's onetime tax benefit. Adjusted for the prior year tax items, EPS would've increased 12%.

Gross margin for the quarter grew 240 basis points to 47.2%, somewhat higher than we'd expected. We anticipated many of the factors that drove the year-on-year improvement -- better exchange rates, effective sourcing cost initiatives, retail expansion, selected footwear price increases, and a shift in mix to higher margin styles. The upside came primarily as a result of higher margins in our Other businesses and less rapid cost inflation in Asia than we expected.

SG&A for the quarter grew 29% including five points from currency changes. On a currency neutral basis, demand creation grew 39% due primarily to investments in the European football championships and the Beijing Olympics.

Operating overhead grew 14% on a constant currency basis driven by investments in infrastructure to support key growth drivers such as owned retail, emerging markets and our Other businesses. On the ground activities around the summer sporting events and increased stock based compensation expense also contributed to operating overhead growth.

Net interest income for the first quarter was $10 million, $14 million below last year due primarily to lower interest rates. Our effective tax rate for the first quarter was 28.5%, 13.5 percentage points higher than Q1 last year when we benefited from the onetime utilization of past foreign losses.

The strength of our balance sheet also continues to be a true point of difference for Nike particularly in the current financial climate. For the quarter, we generated $249 million of free cash flow from operations, up 10% year-on-year. A key driver was working capital which reflected a six day improvement in the cash conversion cycle.

While we continued to invest in our business, we also returned a significant amount of cash to our shareholders. During the quarter we repurchased $430 million of stock and paid out $113 million in dividends. We expect to complete our current share repurchase program later this year, about 18 months early.

Earlier this week our Board authorized a new four year $5 billion share repurchase program to begin as soon as our current program is completed. This step reaffirms our confidence in the strength of our cash flow and our long-term growth potential. Our return on invested capital for the 12 months ended August 31 was 23.2%, 70 basis points below the prior twelve-month period primarily due to the positive impact of the onetime tax benefit on the year ago figure.

With that recap of our first quarter performance, let me now give you some additional perspective on results across our operating units starting with U.S.. Our U.S. region posted excellent results as revenue grew 8% to $1.8 billion and gross margins improved strongly over the prior year.

Pretax income increased only 1% as increased demand creation spending partially offset the growth in revenues and margins. The strength of the Nike Brand in the U.S. is evident by the continued strength of our top retail destinations. Seven out of our 10 largest wholesale partners delivered year-over-year revenue growth with renewed energy from athletic specialty accounts.

Revenues in Nike owned retail stores in the U.S. grew 16% for the quarter while comp store sales at Nike in-line stores increased 8%. Our e-commerce business grew more than 30%.

U.S. footwear revenues increased 9% for the quarter, significantly outpacing the market. The growth was driven by the running, soccer, and women's training categories within the Nike Brand and Brand Jordan which expanded its position as the number two footwear brand in the U.S..

U.S. apparel revenues grew 9% for the quarter driven by double-digit growth in performance products, partially offset by continued weakness in sportswear. Total U.S. futures grew 3% versus the prior year powered by strong growth in footwear partially offset by lower apparel futures, primarily sportswear.

In our European region which includes the Middle East and Africa, first quarter revenues grew 20% including 15 points of growth from currency. On a currency neutral basis, most countries in the region posted higher sales with footwear and equipment delivering year-on-year growth.

The emerging markets in the region drove the majority of the growth, partially offset by weakness in southern Europe. For the first quarter, pretax income for Europe grew 17% reflecting revenue growth, gross margin improvement and stronger European currencies.

Pretax income growth was tempered by large demand creation investments around the EuroChamps and the Olympics. The Asia-Pacific region reported revenue growth of 36% in the first quarter including 10 points of growth from currency.

On a currency neutral basis, every product type and most countries in the region grew. Revenues in China expanded more than 50% fueled by retail expansion and highly integrated product, brand and retail execution around the Olympics. For the quarter, pretax income for the region grew 15% to $186 million as revenue growth and higher gross margins more than offset investments in demand creation in China infrastructure.

In the Americas region, first quarter revenues grew 26% with currency changes accounting for approximately seven points of growth. On a currency neutral basis, growth was balanced across all product lines and countries. For the quarter, pretax income grew 18% to $69 million driven by higher revenues, improved gross margins and overhead leverage.

First quarter revenues from the businesses we report as Other grew 7% and pretax income declined by 9%. These reported growth rates reflect the sale of the Bauer and businesses and the acquisition of Umbro. For our continuing businesses, Converse, Cole Haan, Hurley and NIKE Golf, revenue grew 20% and pretax income grew 19%. In its first full quarter as part of the Nike portfolio, Umbro broke even.

As we consider the outlook for the balance of the year, we remain confident in our ability to manage our business through times of economic uncertainty. At this point, our financial outlook for fiscal 2009 remains largely unchanged.

For the second and third quarters we continue to expect high single digit revenue growth. Revenue growth in the fourth quarter will likely be lower, reflecting comparisons against strong sales at the end of last year as we ramped up to the Olympics and EuroChamps. For the full year, we expect high single digit revenue growth within our long-term target range.

We began the year expecting modest growth in gross margins. Needless to say, we're very pleased by our strong results for the first quarter and now believe gross margins for the full year could be 100 basis points above the prior year.

We expect balance of year growth to be lower than first-quarter levels due to changes in product mix and comparisons against strong margins last year. In addition while the most grim forecast of oil prices, labor costs and exchange rates have not yet been realized, we remain somewhat cautious in our gross margin outlook for the year.

We expect the growth in SG&A to decelerate significantly over the balance of the year as we return to more normalized levels following planned investments in the Olympics and EuroChamps over the last two quarters. For the full year we expect low double-digit growth in SG&A reflecting low to mid-teens growth in the second and third quarters offset by a year-on-year decline for the fourth quarter.

SG&A growth for the year will be driven by higher demand creation spending and infrastructure investments in emerging markets, retail and our Other businesses. As we've indicated earlier, we're continuing to focus on tightening and leveraging our core operating overhead expenses.

We anticipate interest income to continue to track below prior year levels, reflecting the decline in short-term interest rates while other income for the year should improve driven by smaller hedge losses. At this point, we estimate our fiscal 2009 effective tax rate will be at or slightly below 28.5%.

So in summary, we're very pleased that we delivered another excellent quarter of profitable growth and we're committed to continuing to do so for the rest of fiscal 2009 and beyond. Now I'll turn the call back to the operator so we can take your questions.

+++ q-and-a
Operator: (Operator Instructions) Robert Drbul, Lehman Brothers.

Robert Drbul: Hi, thanks, it's actually Barclays Capital now, but thank you. Congratulations on a very good result, you guys. I guess if I might be able to squeeze in a question and a half, Pam; Don, the first question is, just around the international business -- it seemed very strong.

Can you help us to get comfortable with the currency going forward in terms of the strengthening dollar and how things are hedged out for the rest of the year? And the other half a question would be on the oil prices. With oil prices moderating, what would be the expectation in the gross margin guidance? How have you planned that in the 100 basis points for the year going forward?

Donald Blair: Well first of all, I guess to address currency, our outlook at this point for the balance of the year is broadly consistent with where we are right now. That doesn't mean that there isn't going to be some volatility.

But as far as this particular year is concerned, the guidance we have given you is that we are broadly going to be roughly where we are today. Now as far as our hedging is concerned, we're largely hedged against our transactional exposure against the major currencies.

For fiscal '09, you know we do expect that in the long run we're probably going to see some dollar strengthening. And so in the last six to nine months, we have been doing some extended hedging out into fiscal '10 and '11.

So at this point we have some protection for '10 and '11. We have a great deal of protection against fiscal '09. So we're largely hedged for '09 and we're putting hedges out into '10 and '11. And the way that we think about this is hedges are really intended to give us time to adjust our business model.

So what we're also doing is with the expectation that we're going to see some dollar strengthening, we're working the other elements of the P&L around product and looking at cost structures and so on. So it's something that is definitely on our radar screen.

Oil, what I would say is at this stage oil comes into our cost structure over an extended period of time. So we had expected this to flow in on a relatively quicker basis than it did.

That is why our Q1 numbers were pretty strong. And what we are expecting over the balance of the year is we are still going to see some cost pressure out of Asia but we definitely think that it's coming in a little slower than what we expected.

Robert Drbul: Great, thank you very much.  Good Luck.

Pam Catlett:  Thanks, Bob.

Operator: Robert Ohmes, Merrill Lynch.

Robert Ohmes: My question is a regional question. I was hoping you could give us an update on your partnered stores in terms of the numbers you have in China, Russia and Eastern Europe and some rough guidance on how rapidly you expect to grow those regions; the partnered store numbers over the next year or so. And then the related to that, your inventory levels, if you could sort of comment on inventory levels in China and post the Olympics, both yours and competitors and if you see any sort of short-term inventory issues post Beijing and also inventory builds in Russia and Eastern Europe as well. Thank you.

Charlie Denson: Robert, this is Charlie. I will talk a little bit about the store growth.

We will continue to see the store growth expansion on a pretty consistent basis. We don't see it really slowing down too much. We had a little bit of an acceleration to get some extra stores open just prior to the games in China.

But it is a pretty well-oiled machine now and as we've talked many times about the success that we've had in the core cities and we're now starting to branch out into the Tier 2, Tier 3 cities and would expect to continue the expansion levels at relatively same pace that we have been on over the last couple of years. We have the capacity and the capability to do that and we will continue to do that with our partners.

With regards to Russia and Central Europe, we continue to see a pretty robust environment in both areas where we're seeing some great growth coming out of Russia, Turkey, places like that. And we're really following a lot of the same model that we're following in China with partnership, mono-brand type retail stores.

So, I would say that we would start to see a little bit -- although I'm going to be very cautious here -- but a little bit of an acceleration in places like Russia where we can't really start to build some of our capabilities and capacities. It is in a much earlier stage of growth than China is overall.

(multiple speakers) I'm sorry, Robert. I forgot. The inventories in China coming out of the Olympics? We feel very good about them. We are in good shape. We're building --continuing to build our factory store outlet program in China, that it will continue to be an assist in our ability to manage our inventories over the long haul.

And so we feel pretty good about coming out of the Olympics. We knew that there would be a little bit of a buildup going into the games. We certainly did that. As we noted in the prepared remarks, we broke all of our records at retail.

So it was a huge success for us on the ground in all the stores whether it was in Beijing or out into the geographies. So we feel very confident that we are in a good place to continue to grow in China. I think the futures orders numbers reflect that as well.

Robert Ohmes: Is there any concern about your competitors and their inventory position sort of pressuring the market near-term?

Charlie Denson: Well, I'm going to leave that question for them to answer.

Robert Ohmes: All right, good enough. Thank you very much.

Operator: Jim Duffy, Thomas Weisel Partners.

Jim Duffy: Yes, thanks very much; nice quarter. One thing I'm hoping you can address -- there's been some concern in the investment community that at the end of the Olympics the party is over in China. Your futures suggest this isn't the case but could you maybe speak to a little bit how you can sustain the momentum in China?

Charlie Denson: We talked about this quite a bit going into the games and actually over the last couple of years. Our destination was not the Olympic Games. In fact, we actually tried to position that as more of a launching pad than a destination. I think as I like to say, once the circus leaves town we were going to be there for the long haul and we have committed to that.

We have a completely well-thought-out and positioned branding campaign that continues now well beyond the Olympics, continuing to stay connected with the consumer. And one of the things that we're seeing coming out of the Olympics which we did anticipate was just a completely accelerated interest around sport that fuels both participation as well as association. And I think those things are starting to play themselves out. I mean it's early days but we feel very confident that the Chinese consumer and the Chinese athlete has a more robust appetite than ever.

Mark Parker: I would add that the retail execution for Nike in China is really some of the best in the world. Personally, incredibly impressed being in Beijing during the games and seeing the execution we had at retail was really phenomenal.

And I think it's really setting the stage for Nike retail in other parts of the world. And I couldn't agree more with Charlie that the appetite for sports in China is tremendous and really feel like the Olympics went a long way to kind of reinforcing our brand strength in that market. So a great accelerator for us and we are very bullish on Nike in China post the Olympics.

Jim Duffy: Great, I look forward to further success.

Pamela Catlett: Thank you Jim. As the operator brings in the next person, I want to just clarify one number that was stated, the retail comp number that Don and Charlie both spoke to for the U.S., the number is 8% growth.

Operator: John Shanley, Susquehanna International.

John Shanley: Pam, you just saved me a question. So thank you very much for that U.S. comp.

Pamela Catlett: I must have known you were next.

John Shanley: At any rate, Charlie, you mentioned in discussing Europe that some of the countries in the CEMEA region did extremely well and some of the countries in Western Europe surprisingly enough, the UK did well in addition. I wonder if you could break out for us -- just give us an overall regional comparison in terms of how the first quarter developed for the CEMEA region versus the rest of Western Europe in aggregate.

Charlie Denson: Central Europe continues to be very strong growth. And I think Don went through some of the numbers up front as well. I think where we have seen the softness is really along the Mediterranean, Iberia, Southern France, Italy, with probably the biggest challenge right now in Spain and Portugal where we have seen some significant softness.

I think one of the things and obviously as we watch this, one of the things that I would just say that we've kind of done some due diligence here in the sense that the brand is in very good shape, that we're looking at some overall economic conditions that are slowing down maybe a little but faster than in some of the other parts of Europe. So we aren't as concerned around the brand as we are just keeping an eye on the business, the mechanics, the inventories and all the things that we do in a slower economic state.

John Shanley: Is there a possibility that eventually Eastern Europe could be as big or maybe even bigger than Western Europe for you guys?

Charlie Denson: Well, when you look at the overall capacity, I mean certainly from a population standpoint I think the buying power still has a way to go. We have got some countries lining up to get into the EU but then there's some issues there too as well. But the other thing I guess I would say that makes me feel pretty confident and comfortable is the appetite for sport from a consumer standpoint is every bit as big in Western Europe -- I mean in Eastern Europe as it is in Western Europe.

John Shanley: Fair enough. My other question is to you, Don. You mentioned in your prepared remarks that U.S. footwear futures were one of the key drivers for the 9% increase in overall future numbers and the U.S. futures in total were up 3%. Can we assume from that that the footwear segment of the U.S. future markets were up substantially more than 3%?

Donald Blair: Yes, you can infer that. The number that you quoted, the 9%, that is actually U.S. footwear growth in the first quarter. That's revenue growth in the first quarter but your conclusion is correct. U.S. footwear was up to significantly more than 3%.

John Shanley: Would you be so good enough to share with us what (multiple speakers)

Donald Blair: Not that good. As you know John, we traditionally don't get to that level (multiple speakers)

Pamela Catlett: He knows.

John Shanley: He knows and you can't hurt in trying though (multiple speakers) Thanks a lot; appreciate it.

Operator: Kate McShane, Citigroup.

Kate McShane: Just following up on John's question, in Europe with some of the macro concerns in Europe, is it possible that we can see similar type of market share gains that we have seen in the U.S. from Nike and are you seeing that at all so far?

Charlie Denson: Well certainly the opportunity is out there. We feel great about the -- that's why I talk so much about our brand position in these markets because you know the brand numbers, the brand recognition studies that we do on an ongoing basis continue to show a very strong brand position.

So there is some opportunity there. I think it depends on how long and how severe some of these conditions go on and then what goes on in some of the local marketplaces. But we would like to think we can take advantage of that.

Kate McShane: And then unrelated to that, you mentioned that Umbro broke even during the quarter. Can you update us on where you are with integrating that acquisition and is the guidance for Umbro still expected to be $0.10 dilutive this year?

Mark Parker: Yes, on the $0.10 dilutive expectation for the year. That's where we sit right now. Actually I feel incredibly good about the progress we have made over the last few months in really getting Umbro to a better position.

Obviously as we said, we're really working to try to leverage their history and heritage in the world football which is deep and rich as you know. We have -- practically speaking, we're jumping in and helping to shore up the leadership team there and feel really good about where we are there in some critical position.

We've done a lot to help them on the operational and global sourcing capability side of the business; really helping them accelerates the global distribution expansion opportunities that they have got. Product-wise, incredible progress from where they have been to where they are now both on the footwear side of the business particularly on the performance side and then also on the apparel side of the business.

So we really feel like we are -- really put a great team together on the Nike side to go in and work with the talent that's already there at Umbro to try to shore up the areas that are going to help Umbro realize their potential here going through the year and obviously out into the future. So great, great leverage opportunity; again I continue to look at Umbro like I do Converse.

Converse has a tremendous amount of opportunity as Umbro does. So it is applying the competencies, capabilities that we have to help them leverage that and we have made great progress over this last 90 days or so.

Operator: (Operator Instructions) Sam Poser, Sterne, Agee & Leach, Inc.

Sam Poser: I just have a follow-up on the average selling prices in the U.S., if you could give us some idea of what kind of growth that you saw and a little bit of color as well on your channels of distribution within the U.S. and where your major strengths were.

Charlie Denson: Our average selling price -- I mean we're not going to give out specific numbers. But the good news is that there up. We feel really good about some of the new premium performance product that has gone into the marketplace.

We've referenced product like the Hyperdunk and the Zoom Victory which are specifically products that were featured in the Olympic campaign but we also have seen some great response to some of the more premium apparel products, the iconic products that we put into the marketplace which is a great indicator for us.

And so I think those are the types of things that we use as indicators in regards to what the consumer's appetite is for new innovation and continues to give us a lot of confidence going forward because our innovation agenda is still pretty well -- the pipelines are still pretty full with things coming down the road.

Unidentified Company Representative: There was a second question too (multiple speakers)

Charlie Denson: Sure, I think -- well our sporting goods channels continue to do extremely well and we have seen some really nice progress coming out of both the athletic specialty channel as well as some of our own retail. So I think you guys obviously follow the U.S. retail numbers as well as anybody.

And you have seen some of the progress that they have made and we're very excited about some of the new environments that we're working on, both that you have seen that we mentioned in the NikeTown stores as well as some of the things that were going on with our partners with a category focus. So, no big news flash coming out of the commentary. I think it's pretty consistent with what you guys have seen across the landscape over the quarter.

Sam Poser: Could I just have a quick follow-up on as far as the ASP's and how they may have affected the futures numbers as maybe as percent or were there any impact there?

Donald Blair: I actually don't have that one close to hand but my belief is it's pretty consistent with the quarter.

Pamela Catlett: Thank you Sam. Operator, unless -- do we have anymore in the queue.

Operator: No, we do not.

Pamela Catlett: Thank you everyone for joining us and we look forward to speaking again soon.

Operator: Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time.